Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE October 18, 2013

ACME UNITED CORPORATION REPORTS RECORD SALES AND 20% INCREASE IN NET INCOME FOR THE THIRD QUARTER

FAIRFIELD, CONN. – October 18, 2013 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the third quarter ended September 30, 2013 were $22.1 million, compared to $20.4 million in the comparable period of 2012, an increase of 9%.

Net income was $959,000, or $.29 per diluted share, for the quarter ended September 30, 2013, compared to $798,000 or $.26 per diluted share, for the comparable period last year, an increase of 20% in net income and 12% in diluted earnings per share.

Net sales for the nine months ended September 30, 2013 were $68.2 million, compared to $64.8 million in the same period in 2012, an increase of 5%.

Net income for the nine months ended September 30, 2013 was $3,479,000, or $1.07 per diluted share, compared to $3,118,000, or $1.00 per diluted share in the comparable period last year, a 12% increase in net income and 7% in diluted earnings per share.

Net sales for the quarter ended September 30, 2013 in the U.S. segment increased 11% compared to the same period in 2012 primarily due to higher sales of Camillus knives and back to school products as well as increased distribution of first aid kits. Net sales for the nine months ended September 30, 2013 in the U.S. segment increased 8% compared to the same period in 2012 due to additional sales resulting from the acquisition of the C-Thru Ruler Company in June 2012, increased back to school sales and higher sales of Camillus knives. Net sales in Canada for the three months ended September 30, 2013 decreased 18% in U.S dollars (15% in local currency) compared to the same period in 2012. Net sales in Canada for the nine months ended September 30, 2013 decreased 8% in U.S. dollars (6% in local currency) compared to the same period in 2012. The sales decline in Canada for both periods was primarily due to general softness in the office products industry which resulted from continuing weakness in the Canadian economy. European net sales for the three months ended September 30, 2013 increased 26% in U.S. dollars (19% in local currency), compared to the same period last year mainly due to higher sales to mass market retailers. European net sales for the nine months ended September 30, 2013 decreased 6% in U.S. dollars (7% in local currency) compared to the same period last year primarily due to the bankruptcy and liquidation of a large customer in Germany in the second quarter of 2012.

1

Gross margins were 36% for the three and nine months ended September 30, 2013 and 2012, respectively.

Walter C. Johnsen, Chairman and CEO said, “Acme United performed well in the third quarter. We had record back to school sales and strong performance with the Clauss, Camillus, and PacKit first aid product lines. On August 30, 2013 we purchased a 340,000 sq. ft. distribution facility in Rocky Mount, North Carolina to facilitate current and future growth. Our business continues to be strong.”

Mr. Johnsen added that the new facility is currently being upgraded and will be available to begin consolidating distribution facilities at year end. We will have duplicate running costs until then, and expect to realize savings in 2014.

The Company’s bank debt less cash and cash equivalents on September 30, 2013 was $13.2 million compared to $14.2 million on September 30, 2012. During the 12 month period ended September 30, 2013, Acme purchased the new distribution facility in North Carolina for $2.8 million and paid $900,000 in dividends on its common stock. On August 21, 2013 the Company received $1.7 million from early repayment of a mortgage receivable. During the 12 month period the Company also generated $3 million in cash flow from operations.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

# # #

2

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2013
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2013	September 30, 2012

Net sales	$22,135	$20,363
Cost of goods sold	14,195	12,937
Gross profit	7,940	7,426
Selling, general, and administrative expenses	6,531	6,067
Income from operations	1,409	1,359
Interest expense	133	147
Interest income	(34)	(64)
Net interest expense	99	83
Other (income) expense	(13)	7
Total other expense	86	91
Income before income tax expense	1,323	1,269
Income tax expense	364	471
Net income	$959	$798

Shares outstanding - Basic	3,189	3,103
Shares outstanding - Diluted	3,325	3,133

Earnings per share basic	$0.30	$0.26
Earnings per share diluted	0.29	0.26

3

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2013 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2013	September 30, 2012

Net sales	$68,198	$64,835
Cost of goods sold	43,749	41,644
Gross profit	24,449	23,191
Selling, general, and administrative expenses	19,334	18,296
Income from operations	5,115	4,895
Interest expense	382	340
Interest income	(140)	(140)
Net interest expense	242	200
Other expense	15	93
Total other expense	257	293
Income before income tax expense	4,858	4,602
Income tax expense	1,379	1,484
Net income	$3,479	$3,118

Shares outstanding - Basic	3,158	3,114
Shares outstanding - Diluted	3,244	3,132

Earnings per share basic	$1.10	$1.00
Earnings per share diluted	1.07	1.00

4

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2013
(Unaudited)

Amounts in $000's	September 30, 2013	September 30, 2012

Assets:
Current assets:
Cash and cash equivalents	$11,809	$10,105
Accounts receivable, net	17,488	16,058
Inventories	29,280	29,992
Prepaid and other current assets	1,884	1,911
Total current assets	60,461	58,066

Property and equipment, net	5,060	2,388
Long term receivable	-	1,718
Intangible assets, net	4,105	4,275
Other assets	1,111	1,214
Total assets	$70,737	$67,661

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$5,016	$6,513
Other current liabilities	5,267	5,296
Total current liabilities	10,283	11,809
Bank debt	25,031	24,321
Other non current liabilities	971	1,153
	36,285	37,283
Total stockholders' equity	34,452	30,378
Total liabilities and stockholders' equity	$70,737	$67,661

5